Exhibit 4.39

FIRST AMENDMENT TO CONVERTIBLE LOAN AGREEMENT

This First Amendment (this “Amendment”) to that certain Convertible Loan Agreement, dated as of July 9, 2023 (as amended and in effect from time to time, including by this Amendment, the “Loan Agreement”), by and between HUB Cyber Security Ltd., a company organized under the laws of the State of Israel (the “Company”), and Shayna LP, a hedge fund registered in the Cayman Islands (the “Lender”), is made and entered into as of August 17, 2023, by and between the Company and the Lender. Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

WHEREAS, the parties desire to amend the Loan Agreement, as set forth herein in a written instrument signed by the Company and the Lender;

NOW THEREFORE, in consideration of the premises and covenants set forth herein and in the Loan Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Loan Agreement, as follows:

1. Amendment and Restatement of Section 3.8 in the Loan Agreement. Section 3.8 is hereby amended and restated in its entirety as follows:

“In the Three Conversion Loan Agreements, the Lender reserves the right to demand from the Company, in a written notice (hereinafter: the “Conversion Notice”), at any time and from time to time, to repay each of the Loans, in whole or in part (to the extent not previously converted), at the Lender’s sole discretion, by way of conversion to the Company’s shares, at the conversion rate that is equal to $0.20 (hereinafter the “Conversion Rate”).”

2. Conditions to Effectiveness. This Amendment shall be effective as of the date first written above upon the receipt by the Lender of this Amendment, duly executed and delivered by the Lender and the Company.

3. Continued Validity of Loan Agreement. Except as specifically amended hereby, the Loan Agreement shall remain in full force and effect and all of the rights and obligations of each of the Loan and the Company under the Loan Agreement are affirmed. In the event of a conflict between this Amendment and the Loan Agreement, this Amendment shall control. All references in the Loan Agreement or any of the Three Conversion Loan Agreements shall hereafter refer to the Loan Agreement as amended hereby.

4. Governing Law; Dispute Resolution. This Amendment shall be governed by and construed in accordance with the laws of the State of Israel, without reference to principles of conflict of laws or choice of laws.

5. Counterparts. This Amendment may be executed in two or more counterparts (including facsimile or “pdf” counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Each party hereto hereby agrees that this Amendment and any other document to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Amendment or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:			LENDER:

HUB CYBER SECURITY LTD.			SHAYNA LP

By:	/s/ Uzi Moskovich		By:	/s/ Guy Schnetzer
	Name:	Uzi Moskovich		Name:	Guy Schnetzer
	Title:	Chief Executive Officer		Title:	Authorized Signatory